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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


HCRI PENNSYLVANIA PROPERTIES, INC.
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         On November 1, 1993, the Company formed a wholly-owned subsidiary,
HCRI Pennsylvania Properties, Inc. This subsidiary was created to own real estate in the State of Pennsylvania.





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